Exhibit 99.1

Contacts

Investor Contact: Richard Edwards 763-513-3477
Media Contact: Jess Rogers 763-513-3445

Polaris Fourth Quarter & Full Year 2021 Earnings Results

Financial and Operational Highlights

Full year reported and adjusted sales increased 17% to a record $8,198 million

Full year 2021 reported net income was $7.88 per diluted share; adjusted net income for the same period was a record $9.13 per diluted share, exceeding our previously issued guidance

Fourth quarter reported and adjusted sales increased one percent to $2,170 million

Fourth quarter reported net income was $1.40 per diluted share; adjusted net income for the same period was $2.16 per diluted share

PG&A and International reported strong sales increasing 24% and 34% for the full year 2021, respectively

Market share improved during the year for ORV and Boats in North America; Internationally, market share improved for all powersports segments in 2021

Expanded and strengthened the ORV, Snow, Motorcycle, and Boats product portfolios with over 30 new vehicles and nearly 500 new accessories in 2021

GEM and Taylor-Dunn businesses divested during the quarter

Polaris announced full year 2022 sales and adjusted earnings guidance with full year adjusted net income in the range of $10.10 to $10.40 per diluted share and full year sales up in the range of 12% to 15%

MINNEAPOLIS--(BUSINESS WIRE)--January 25, 2022--Polaris Inc. (NYSE: PII):

Key Financial Data
(in millions, except per share data)
INCOME STATEMENT - Q4 December 31, 2021	Reported	YOY % Chg.	Adjusted*	YOY % Chg.
Sales	$2,170.4	1%	$2,170.4	1%
Net income attributable to Polaris	$86.8	(56)%	$134.2	(36)%
Diluted EPS	$1.40	(56)%	$2.16	(35)%

BALANCE SHEET - December 31, 2021	Reported	YOY % Chg.
Cash and cash equivalents	$509.2	(20)%
Inventories, net	$1,644.8	40%
Total debt, finance lease obligations and notes payable	$1,800.7	24%
Shareholders' equity	$1,224.3	7%

CASH FLOW - YTD Q4 December 31, 2021	Reported	YOY % Chg.
Net cash provided by operating activities	$293.7	(71)%
Purchase of property & equipment	$298.3	39%
Repurchase and retirement of common shares	$461.6	NM
Cash dividends to shareholders	$153.4	1%

NM = Not meaningful

*Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP / non-GAAP measures can be found at the end of this release.

CEO Commentary

Marking a strong finish to the year, we delivered record sales and earnings in 2021, propelled by the Polaris team's dedication and tenacity as they capitalized on opportunities while navigating the macroeconomic-related headwinds. Innovation remained the cornerstone of our culture, supported by the introduction of several new category-defining vehicles this year. With interest in powersports continuing to grow and new customers increasingly entering our industry, we expect 2022 to be another record year for Polaris. Leveraging the Company’s strengths and scale as the global leader in powersports, our refreshed strategy and new strategic objectives will guide our path forward to create greater competitive advantage, welcome new customers and grow the market, drive profitable growth, and deliver value for all our stakeholders.

-- Mike Speetzen, Chief Executive Officer of Polaris Inc.

Fourth Quarter Performance Summary (Reported)
(in millions, except per share data)	Three months ended December 31,
	2021	2020	Change
Sales	$2,170.4	$2,156.3	1%
Gross profit	445.2	550.0	(19	) %
% of Sales	20.5%	25.5%	-499 bpts
Total operating expenses	302.9	304.4	—%
% of Sales	14.0%	14.1%	-16 bpts
Income from financial services	12.6	17.2	(27	) %
% of Sales	0.6%	0.8%	-21 bpts
Operating income	154.9	262.8	(41	) %
% of Sales	7.1%	12.2%	-505 bpts
Net income attributable to Polaris	86.8	198.8	(56	) %
% of Sales	4.0%	9.2%	-522 bpts
Diluted net income per share	$1.40	$3.15	(56	) %

Polaris Inc. (NYSE: PII) (the "Company") today released fourth quarter 2021 results with reported sales of $2,170 million, up one percent from reported sales of $2,156 million for the fourth quarter of 2020. The Company reported fourth quarter 2021 net income of $87 million, or $1.40 per diluted share, compared with net income of $199 million, or $3.15 per diluted share, for the 2020 fourth quarter. Adjusted net income for the quarter ended December 31, 2021 was $134 million, or $2.16 per diluted share compared to $211 million, or $3.34 per diluted share in the 2020 fourth quarter.

Gross profit decreased 19 percent to $445 million for the fourth quarter of 2021 from $550 million in the fourth quarter of 2020. Reported gross profit margin was 20.5 percent of sales for the fourth quarter of 2021, down 499 basis points compared to 25.5 percent of sales for the fourth quarter of 2020. The decrease in gross profit was driven primarily by higher input costs including logistics, components and commodity prices, as well as plant inefficiencies related to supply-chain constraints, partially offset by increased pricing and lower promotional costs. Adjusted gross profit for the fourth quarter 2021 was $447 million, or 20.6 percent of adjusted sales, compared to the fourth quarter of 2020 adjusted gross profit of $552 million, or 25.6 percent of sales. Adjusted gross profit for the fourth quarter of 2021 and 2020 excludes the negative impact of approximately $2 million of restructuring and realignment costs in each period.

Operating expenses were $303 million in the fourth quarter of 2021 compared to $304 million in the fourth quarter of 2020. Operating expenses as a percentage of sales, improved 16 basis points in the fourth quarter 2021 compared to the fourth quarter of 2020.

Income from financial services was $13 million for the fourth quarter of 2021, down 27 percent compared with $17 million for the fourth quarter of 2020. The decrease was due to lower retail financing income resulting from lower retail sales and lower penetration rates at our retail financing providers and a decrease in wholesale financing income due to lower dealer inventory levels.

Non-Operating Expenses (Reported)
(in millions)	Three months ended December 31,
	2021	2020	Change
Interest expense	$11.2	$15.3	(27)%
Other (income) expense, net	$7.9	$(0.7)	NM
Loss on sale of businesses	$36.8	$—	NM
Provision for income taxes	$12.2	$49.4	(75)%

NM = Not meaningful

Interest expense was $11 million for the fourth quarter of 2021 compared to $15 million for the same period last year primarily due to lower interest rates.

Other (income) expense, net, was $8 million of expense in the fourth quarter of 2021 compared to $1 million of income in the fourth quarter of 2020. During the quarter, the Company recorded an impairment charge of $8 million related to an investment in a strategic partner that was associated with a divested business. Other (income) expense is also impacted by currency exchange rate movements and the corresponding effects on currency transactions related to the Company’s international subsidiaries.

Loss on sale of businesses was $37 million for the fourth quarter of 2021. The loss related to the divestiture of GEM and Taylor-Dunn during the quarter.

The provision for income taxes for the fourth quarter of 2021 was $12 million, or 12.3 percent of pretax income, compared with $49 million, or 19.9 percent of pretax income, for the fourth quarter of 2020. The decrease in the effective income tax rate is primarily due to the decrease in pretax income, as the beneficial impact of discrete items increased with lower pretax earnings as compared to the fourth quarter of 2020, favorable income tax benefits in jurisdictions with lower tax rates, as well as favorable income tax benefits from research and development credits.

Product Segment Highlights (Reported)
(in millions)	Sales			Gross Profit
	Q4 2021	Q4 2020	Change	Q4 2021	Q4 2020	Change
Off-Road Vehicles / Snowmobiles	$1,431.4	$1,467.9	(2)%	$274.0	$387.2	(29)%
Motorcycles	$149.9	$146.9	2%	$2.6	$1.1	136%
Global Adjacent Markets	$174.4	$141.8	23%	$46.8	$41.2	14%
Aftermarket	$234.4	$238.1	(2)%	$63.0	$65.2	(3)%
Boats	$180.3	$161.6	12%	$35.6	$34.8	2%

Off-Road Vehicles (“ORV”) and Snowmobiles segment sales, including PG&A, totaled $1,431 million for the fourth quarter of 2021, down two percent compared to $1,468 million for the fourth quarter of 2020 driven by lower volumes due to supply chain constraints, as well as related component shortages, which impacted the cadence of shipments, partially offset by price increases. PG&A sales for ORV and Snowmobiles combined increased 12 percent in the fourth quarter of 2021 compared to the fourth quarter last year. Gross profit decreased 29 percent to $274 million in the fourth quarter of 2021, compared to $387 million in the fourth quarter of 2020. Gross profit percentage decreased 724 basis points during the 2021 fourth quarter compared to the prior year due to higher input costs related to supply chain constraints more than offsetting increased pricing and lower promotional costs.

ORV wholegood sales in the fourth quarter of 2021 decreased seven percent. Polaris North American ORV retail sales decreased mid-twenties percent for the quarter with side-by-side vehicles down mid-twenties percent and ATV vehicles down about thirty percent. The North American ORV industry was down low-twenties percent compared to the fourth quarter last year. ORV market share loss was due to the impact of supply chain disruptions to product availability.

Snowmobile wholegood sales in the fourth quarter of 2021 increased two percent. Polaris snowmobile retail sales were down approximately thirty percent during the fourth quarter of 2021 compared to the prior year while North American industry retail sales were down low-twenties percent for the fourth quarter compared to the prior year.

Motorcycles segment sales, including PG&A, totaled $150 million, up two percent compared to the fourth quarter of 2020. Gross profit for the fourth quarter of 2021 was $3 million, or 1.7 percent of sales, compared to $1 million, or 0.8 percent of sales, in the fourth quarter of 2020. The increase in gross profit margin was driven by favorable product mix and lower promotions costs, offsetting higher input costs driven by supply chain constraints.

North American consumer retail sales for Indian Motorcycles decreased low-double digits percent during the fourth quarter of 2021 in a mid-to-heavy-weight two-wheel motorcycle industry that was up mid-single digits percent. North American consumer retail sales for Polaris' motorcycle segment, including both Indian Motorcycle and Slingshot, increased low-single digits percent during the fourth quarter of 2021. North American consumer retail sales for the motorcycle industry including both two-wheel and three-wheel increased low-single digits percent during the fourth quarter of 2021. Indian market share loss was driven by a lack of product availability during the quarter driven by supply chain challenges.

Global Adjacent Markets segment sales, including PG&A, increased 23 percent to $174 million in the 2021 fourth quarter compared to $142 million in the 2020 fourth quarter driven by strong international and commercial sales during the quarter. Gross profit increased 14 percent to $47 million or 26.8 percent of sales in the fourth quarter of 2021, compared to $41 million, or 29.0 percent of sales in the fourth quarter of 2020. Gross profit percentage decreased during the quarter primarily due to higher input costs related to supply chain constraints, partially offset by improved product mix.

Aftermarket segment sales of $234 million in the 2021 fourth quarter decreased two percent compared to $238 million in the 2020 fourth quarter. Transamerican Auto Parts (TAP) sales of $178 million in the fourth quarter of 2021 decreased five percent compared to $186 million in the fourth quarter of 2020. The Company's other aftermarket brands sales were up nine percent compared to the fourth quarter of 2020. Gross profit decreased 3 percent to $63 million, or 26.9 percent of sales in the fourth quarter of 2021, compared to $65 million, or 27.4 percent of sales in the fourth quarter of 2020. Gross profit percentage declined during the quarter due to lower sales volumes and increased input costs, partially offset by increased pricing.

Boats segment sales increased 12 percent to $180 million in the 2021 fourth quarter compared to $162 million in the 2020 fourth quarter, driven by sales growth in the Bennington and Godfrey brands. Gross profit increased two percent to $36 million, or 19.8 percent of sales in the fourth quarter of 2021, compared to $35 million, or 21.5 percent of sales in the fourth quarter of 2020. Gross profit percentage decreased during the quarter due primarily due to higher input costs related to supply chain constraints partially offset by increased pricing.

Supplemental Segment Data:

Parts, Garments, and Accessories (“PG&A”) sales increased 13 percent for the 2021 fourth quarter with all categories and business segments growing sales during the quarter.

International sales to customers outside of North America, including PG&A, totaled $278 million for the fourth quarter of 2021, up four percent from the same period in 2020 primarily driven by Adjacent Markets and PG&A sales.

Financial Position and Cash Flow
(in millions)	Twelve months ended December 31,
	2021	2020	Change
Cash and cash equivalents	$509.2	$634.7	(20)%
Net cash provided by operating activities	$293.7	$1,018.6	(71)%
Repurchase and retirement of common shares	$461.6	$50.3	NM
Cash dividends to shareholders	$153.4	$152.5	1%
Total debt, finance lease obligations and notes payable	$1,800.7	$1,450.7	24%
Debt to Total Capital Ratio	60%	56%

NM = Not meaningful

2022 Business Outlook

The Company announced its sales and adjusted earnings guidance for the full year 2022. Sales are expected to increase to the range of $9,215 million to $9,455 million, an increase of 12 percent to 15 percent over 2021 adjusted sales of $8,198 million and adjusted net income is expected to be in the range of $10.10 to $10.40 per diluted share for the full year 2022, an increase of 11 to 14 percent compared to adjusted net income of $9.13 per diluted share for 2021.

Non-GAAP Financial Measures

This press release and our related earnings call contain certain non-GAAP financial measures, consisting of “adjusted" sales, gross profit, income before taxes, net income and net income per diluted share as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Earnings Conference Call and Webcast

Today at 10:00 AM (CT) Polaris Inc. will host a conference call and webcast to discuss the 2021 fourth quarter and full year results released this morning. The call will be hosted by Mike Speetzen, CEO; and Bob Mack, CFO. The earnings presentation and link to the webcast will be posted on the Polaris Investor Relations website at ir.polaris.com. To listen to the conference call by phone, dial 1-877-883-0383 in the U.S., or 1-412-902-6506 internationally. The Conference ID is 0195979. A replay of the conference call will be available by accessing the same link on our website.

About Polaris

As the global leader in Powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2021 sales of $8.2 billion, Polaris’ high-quality product line-up includes the Polaris RANGER®, RZR® and Polaris GENERAL™ side-by-side off-road vehicles; Sportsman® all-terrain off-road vehicles; Indian Motorcycle® mid-size and heavyweight motorcycles; Slingshot® moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments, and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com

Forward-looking Statements

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the severity and duration of the COVID-19 pandemic and the resulting impact on the Company’s business, supply chain, and the global economy; the Company’s ability to successfully implement its manufacturing operations expansion and supply chain initiatives; the Company’s ability to successfully source necessary parts and materials and the ability of the Company to manufacture and deliver products to dealers to meet increasing demand and to bring dealer inventory levels back to optimal levels; the continuation of the increasing consumer demand for the Company’s products; product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; disruptions in manufacturing facilities; acquisition integration costs; product recalls and/or warranty expenses; product rework costs; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; freight and tariff costs (tariff relief or ability to mitigate tariffs); changes to international trade policies and agreements; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy; relationships with dealers and suppliers; and the general overall economic, social and political environment. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

The data source for retail sales figures included in this release is registration information provided by Polaris dealers in North America compiled by the Company or Company estimates and other industry data sources. The Company must rely on information that its dealers supply concerning retail sales, and other retail sales data sources related to Polaris and the powersports industry, and this information is subject to revision. Retail sales references to total Company retail sales includes only ORV, snowmobiles and motorcycles in North America unless otherwise noted. (summarized financial data follows)

CONSOLIDATED STATEMENTS OF INCOME
(In Millions, Except Per Share Data) (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Sales	$2,170.4	$2,156.3	$8,198.2	$7,027.9
Cost of sales	1,725.2	1,606.3	6,255.5	5,317.7
Gross profit	445.2	550.0	1,942.7	1,710.2
Operating expenses:
Selling and marketing	141.5	139.0	584.8	544.3
Research and development	81.6	73.2	336.7	295.6
General and administrative	79.8	92.2	366.0	359.2
Goodwill and other intangible asset impairments	—	—	—	379.2
Total operating expenses	302.9	304.4	1,287.5	1,578.3
Income from financial services	12.6	17.2	53.8	80.4
Operating income	154.9	262.8	709.0	212.3
Non-operating expense:
Interest expense	11.2	15.3	44.2	66.7
Other (income) expense, net	7.9	(0.7)	2.3	4.2
Loss on sale of businesses	36.8	—	36.8	—
Income before income taxes	99.0	248.2	625.7	141.4
Provision for income taxes	12.2	49.4	131.4	16.5
Net income	86.8	198.8	494.3	124.9
Net income attributable to noncontrolling interest	—	—	(0.4)	(0.1)
Net income attributable to Polaris Inc.	$86.8	$198.8	$493.9	$124.8

Net income per share attributable to Polaris Inc. common shareholders:
Basic	$1.42	$3.20	$8.06	$2.02
Diluted	$1.40	$3.15	$7.88	$1.99
Weighted average shares outstanding:
Basic	61.0	62.1	61.3	61.9
Diluted	62.2	63.1	62.7	62.6

CONSOLIDATED BALANCE SHEETS
(In Millions), (Unaudited)
	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$509.2	$634.7
Trade receivables, net	240.5	257.2
Inventories, net	1,644.8	1,177.6
Prepaid expenses and other	160.5	134.1
Income taxes receivable	4.0	3.9
Total current assets	2,559.0	2,207.5
Property and equipment, net	975.4	888.8
Investment in finance affiliate	49.3	59.4
Deferred tax assets	163.6	177.7
Goodwill and other intangible assets, net	1,037.5	1,083.7
Operating lease assets	165.2	125.4
Other long-term assets	97.8	90.2
Total assets	$5,047.8	$4,632.7
Liabilities and Equity
Current liabilities:
Current portion of debt, finance lease obligations and notes payable	$553.3	$142.1
Accounts payable	797.4	782.2
Accrued expenses:
Compensation	223.9	215.4
Warranties	135.1	140.8
Sales promotions and incentives	96.9	138.1
Dealer holdback	98.9	121.7
Other	268.1	292.4
Current operating lease liabilities	39.3	34.7
Income taxes payable	17.2	22.0
Total current liabilities	2,230.1	1,889.4
Long-term income taxes payable	13.3	14.4
Finance lease obligations	12.1	14.7
Long-term debt	1,235.3	1,293.9
Deferred tax liabilities	5.5	4.4
Long-term operating lease liabilities	128.5	92.3
Other long-term liabilities	185.5	166.5
Total liabilities	$3,810.3	$3,475.6
Deferred compensation	11.2	12.3
Equity:
Total shareholders’ equity	1,224.3	1,144.5
Noncontrolling interest	2.0	0.3
Total equity	1,226.3	1,144.8
Total liabilities and equity	$5,047.8	$4,632.7

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions), (Unaudited)

	Twelve months ended December 31,
	2021	2020
Operating Activities:
Net income	$494.3	$124.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	237.1	260.7
Noncash compensation	60.6	65.3
Noncash income from financial services	(7.7)	(18.5)
Deferred income taxes	15.2	(83.7)
Loss on sale of businesses	34.8	—
Goodwill and other intangible asset impairments	—	379.2
Other, net	7.1	1.9
Changes in operating assets and liabilities:
Trade receivables	(0.2)	(56.2)
Inventories	(503.1)	(44.9)
Accounts payable	27.1	326.6
Accrued expenses	(55.8)	54.0
Income taxes payable/receivable	(4.8)	30.5
Prepaid expenses and other, net	(10.9)	(21.2)
Net cash provided by operating activities	293.7	1,018.6

Investing Activities:
Purchase of property and equipment	(298.3)	(213.9)
Investment in finance affiliate, net	17.8	69.8
Investment in other affiliates, net	(23.4)	(6.6)
Net cash used for investing activities	(303.9)	(150.7)

Financing Activities:
Borrowings under debt arrangements / finance lease obligations	2,424.3	1,365.5
Repayments under debt arrangements / finance lease obligations	(2,073.0)	(1,611.7)
Repurchase and retirement of common shares	(461.6)	(50.3)
Cash dividends to shareholders	(153.4)	(152.5)
Proceeds from stock issuances under employee plans	156.1	33.6
Net cash used for financing activities	(107.6)	(415.4)
Impact of currency exchange rates on cash balances	(10.6)	8.7

Net increase (decrease) in cash, cash equivalents and restricted cash	(128.4)	461.2
Cash, cash equivalents and restricted cash at beginning of period	657.5	196.3
Cash, cash equivalents and restricted cash at end of period	$529.1	$657.5

The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$509.2	$634.7
Other long-term assets	19.9	22.8
Total	$529.1	$657.5

NON-GAAP RECONCILIATION OF RESULTS
(In Millions, Except Per Share Data), (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Sales	$2,170.4	$2,156.3	$8,198.2	$7,027.9
Restructuring & realignment (4)	—	—	—	(2.9)
Adjusted sales	2,170.4	2,156.3	8,198.2	7,025.0

Gross profit	445.2	550.0	1,942.7	1,710.2
Restructuring & realignment (4)	1.8	2.1	7.8	24.6
Adjusted gross profit	447.0	552.1	1,950.5	1,734.8

Income before taxes	99.0	248.2	625.7	141.4
Intangible asset impairment charges (1)	—	—	—	379.2
Other impairment charges (2)	7.7	—	7.7	—
Loss on sale of businesses (3)	36.8	—	36.8	—
Restructuring & realignment (4)	6.4	2.4	13.0	39.9
Intangible amortization (5)	8.3	8.7	34.0	36.1
Class action litigation expenses (6)	0.7	4.8	9.4	17.1
Adjusted income before taxes	158.9	264.1	726.6	613.7

Net income attributable to Polaris Inc.	86.8	198.8	493.9	124.8
Intangible asset impairment charges (1)	—	—	—	289.0
Other impairment charges (2)	7.7	—	7.7	—
Loss on sale of businesses (3)	28.0	—	28.0	—
Restructuring & realignment (4)	4.8	1.9	9.9	30.4
Intangible amortization (5)	6.3	6.6	25.9	27.5
Class action litigation expenses (6)	0.6	3.6	7.2	12.9
Adjusted net income attributable to Polaris Inc. (5)	134.2	210.9	572.6	484.6

Diluted EPS attributable to Polaris Inc.	$1.40	$3.15	$7.88	$1.99
Intangible asset impairment charges (1)	—	—	—	4.61
Other impairment charges (2)	0.12	—	0.12	—
Loss on sale of businesses (3)	0.45	—	0.45	—
Restructuring & realignment (4)	0.08	0.02	0.16	0.49
Intangible amortization (5)	0.10	0.11	0.41	0.44
Class action litigation expenses (6)	0.01	0.06	0.11	0.21
Adjusted EPS attributable to Polaris Inc. (7)	$2.16	$3.34	$9.13	$7.74

(1) Represents impairment charges related to goodwill and other intangible assets associated with the Company's Aftermarket segment
(2) Represents impairment charges related to an investment held by the Company
(3) Represents the loss associated with the Company's divestiture of the Global Electric Motorcar (GEM) and Taylor-Dunn businesses
(4) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation
(5) Represents amortization expense for acquisition-related intangible assets
(6) Represents adjustments for class action litigation-related expenses
(7) The Company used its estimated statutory tax rate of 23.8% for the non-GAAP adjustments in 2021 and 2020, except for non-deductible items

NON-GAAP RECONCILIATION OF SEGMENT RESULTS
(In Millions), (Unaudited)
	Three months ended December 31,		Twelve months ended December 31,
SEGMENT SALES	2021	2020	2021	2020
ORV/Snow segment sales	$1,431.4	$1,467.9	$5,186.2	$4,533.3
No adjustment	—	—	—	—
Adjusted ORV/Snow segment sales	1,431.4	1,467.9	5,186.2	4,533.3

Motorcycles segment sales	149.9	146.9	721.6	581.7
No adjustment	—	—	—	—
Adjusted Motorcycles segment sales	149.9	146.9	721.6	581.7

Global Adjacent Markets (GAM) segment sales	174.4	141.8	599.8	424.6
No adjustment	—	—	—	—
Adjusted GAM segment sales	174.4	141.8	599.8	424.6

Aftermarket segment sales	234.4	238.1	930.4	884.9
No adjustment	—	—	—	—
Adjusted Aftermarket segment sales	234.4	238.1	930.4	884.9

Boats segment sales	180.3	161.6	760.2	603.4
Restructuring & realignment (1)	—	—	—	(2.9)
Boats segment sales	180.3	161.6	760.2	600.5

Total sales	2,170.4	2,156.3	8,198.2	7,027.9
Total adjustments	—	—	—	(2.9)
Adjusted total sales	$2,170.4	$2,156.3	$8,198.2	$7,025.0

	Three months ended December 31,		Twelve months ended December 31,
SEGMENT GROSS PROFIT	2021	2020	2021	2020
ORV/Snow segment gross profit	$274.0	$387.2	$1,226.3	$1,218.4
No adjustment	—	—	—	—
Adjusted ORV/Snow segment gross profit	274.0	387.2	1,226.3	1,218.4

Motorcycles segment gross profit	2.6	1.1	52.3	20.0
Restructuring & realignment (1)	—	—	—	0.7
Adjusted Motorcycles segment gross profit	2.6	1.1	52.3	20.7

Global Adjacent Markets (GAM) segment gross profit	46.8	41.2	162.3	116.4
No adjustment	—	—	—	—
Adjusted GAM segment gross profit	46.8	41.2	162.3	116.4

Aftermarket segment gross profit	63.0	65.2	247.2	222.8
No adjustment	—	—	—	—
Adjusted Aftermarket segment gross profit	63.0	65.2	247.2	222.8

Boats segment gross profit	35.6	34.8	170.6	116.4
Restructuring & realignment (1)	—	0.3	—	11.8
Boats segment gross profit	35.6	35.1	170.6	128.2

Corporate segment gross profit	23.2	20.5	84.0	16.2
Restructuring & realignment (1)	1.8	1.8	7.8	12.1
Adjusted Corporate segment gross profit	25.0	22.3	91.8	28.3

Total gross profit	445.2	550.0	1,942.7	1,710.2
Total adjustments	1.8	2.1	7.8	24.6
Adjusted total gross profit	$447.0	$552.1	$1,950.5	$1,734.8

(1) Represents adjustments for corporate restructuring, network realignment costs, and supply chain transformation

NON-GAAP ADJUSTMENTS
Fourth Quarter & Full Year 2021 Results & 2022 Full Year Guidance

Restructuring and Realignment Costs

Polaris announced in 2017 that it was making changes to its network to consolidate production and distribution of like products and better leverage plant capacity and embarked on a multi-phase supply chain transformation initiative to continue to leverage its supply chain as a strategic asset. The Company is also executing certain corporate restructuring across the organization to increase efficiency and focus its business including the wind-down of the Rinker, Striper and Larson FX boat brands and the divestiture of GEM and Taylor-Dunn businesses. For the fourth quarter of 2021, the Company has recorded combined costs totaling $6 million which was included as a NON-GAAP adjustment.

Intangible amortization related to acquisitions

The Company uses an adjusted net income metric which excludes intangible amortization from all historical business acquisitions. The Company believes this NON-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions the Company completes. For the fourth quarter of 2021, Polaris recorded $8 million of intangible amortization related to acquisitions as a NON-GAAP adjustment.

2022 Adjusted Guidance

2022 guidance excludes the pre-tax effect of supply chain transformation, restructuring and network realignment costs of approximately $5 million, and approximately $5 to $10 million for class action litigation-related expenses. Intangible amortization of approximately $30 million related to all acquisitions has also been excluded. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include restructuring and realignment costs and acquisition integration costs that are difficult to predict in advance in order to include in a GAAP estimate.